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                                                                EXHIBIT 2.1


                                   FORM OF
                             DISTRIBUTION AGREEMENT
                             ----------------------



         THIS DISTRIBUTION AGREEMENT ("Agreement") is made and entered into this _____ day of __________, 1996, by and between PENRIL DATACOMM NETWORKS, INC., a Delaware corporation ("Penril"), and ACCESS BEYOND, INC., a Delaware corporation ("Access Beyond").

                                    RECITALS
                                    --------


         WHEREAS, Penril, Bay Networks, Inc., a Delaware corporation ("Bay") and Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bay ("Acquisition Corp.") have entered into an Agreement and Plan of Reorganization and Merger dated as of June 16, 1996 as amended on August 5, 1996 (the "Merger Agreement") providing for the merger of Acquisition Corp.
with and into Penril (the "Merger");

         WHEREAS, Penril desires to transfer to Access Beyond substantially all of the assets owned or used by Penril and its subsidiaries in the operation of Penril's business other than its modem business (the "Business") including, but not limited to, all of the contracts and agreements to which it is a party relating to the operation of the Business (the "Assigned Assets") in exchange for the issuance of a sufficient number of shares of common stock $.01 par value per shares of Access Beyond ("Access Beyond Stock") to effect the Distribution (as defined below); provided, however, that the Assigned Assets shall not include those assets listed on EXHIBIT "A" attached hereto, which assets are owned or used by Penril and its subsidiaries in the operation of its modem business, and Access Beyond desires to assume all debts, obligations, contracts or liabilities of Penril and its subsidiaries incurred in connection with the Business (the "Assumed Liabilities") other than as specifically listed on EXHIBIT "B" attached hereto;

         WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), Penril's Board of Directors, subject to the approval of Penril's stockholders, expects to distribute (the "Distribution") to the holders of common stock, $.01 par value per share of Penril ("Company Stock") on a one-share-for-one-share basis, all of the issued and outstanding Access Beyond Stock; and


         WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting Penril of all of its businesses other than the modem business, which modem business was the only business Bay desired to acquire.

         NOW, THEREFORE, in consideration of the above premises and of the mutual undertakings and covenants set forth in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Penril and Access Beyond, intending to be legally bound, agree as follows:


        1. TRANSFER OF ASSETS. Prior to the Distribution, Penril will transfer to Access Beyond as of that date all of its and its subsidiaries rights, titles and interests in and to (i) the Assigned Assets and (ii) the Assumed Liabilities and those employees of Penril other than those listed on Schedule 1 (the "Transfer"). Prior to the Distribution, Access Beyond will accept such transfer and assume such liabilities. The Transfer will be effected by means of a bill of sale, assignment and assumption agreement, substantially in



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the form of EXHIBIT "C" attached hereto, which Penril and Access Beyond hereby agree to sign prior to the Distribution and prior to the Merger.


         2. ISSUANCE OF STOCK. In connection with, in consideration of and at the time of the Transfer, Access Beyond hereby agrees to issue to Penril a number of shares of Access Beyond Stock such that Penril will own a number of shares of Access Beyond Stock equal to the number of shares of Company Stock then outstanding.


         3. SETTLEMENT OF RECEIPTS. On a weekly basis, each party shall deliver to the other any cash received which is properly the property of the other as well as any mail packages or similar items so received.


         4. 401(K) PROFIT SHARING PLAN. As part of the Transfer, Penril will transfer to Access Beyond and Access Beyond will assume Penril's 401(k) Profit Sharing Plan, as amended (the "Plan"). Penril and Access Beyond shall at Access Beyond's sole cost and expense take all action as may be necessary or appropriate to cause Access Beyond to assume sponsorship of the Plan and to establish Access Beyond as successor of Penril as to all rights, duties, liabilities and obligations under or with respect to the Plan. The parties acknowledge that following the Transfer, active participation in the Plan will be limited to eligible employees of Access Beyond. The parties acknowledge that Access Beyond intends to split up the Plan so that the portion of the Plan representing the benefits of participants not employed by Access Beyond can be terminated. No provision of this Agreement shall be construed as a limitation on the right of Access Beyond or Penril to amend the Plan or terminate its participation therein which either would otherwise have under the terms of the Plan or otherwise and no provision of this Agreement shall be construed to create or create a right in any employee or beneficiary of such employee under the Plan that such employee or beneficiary would not otherwise have under the terms of the Plan itself. Access Beyond hereby agrees to indemnify and hold harmless Penril from any liabilities, costs, or expenses for the Plan, from and after the Transfer.



         5. CHANGE IN CONTROL PAYMENTS. Notwithstanding anything to the contrary contained herein, Penril shall retain, and shall not transfer to Access Beyond, funds sufficient to pay to Henry D. Epstein, Ronald A. Howard and Richard D. Rose payments in the amount of $550,000, $562,000 and $150,000 respectively, which payments they are entitled as a result of the change in control of Penril as result of the Merger. Penril hereby covenants and agrees to make these payments at or prior to the consummation of the Merger.

         6. ACCESS TO INFORMATION. From and after the effective time of the Transfer, each party shall afford to the other and its authorized accountant, counsel or other designated representatives reasonable access and duplicating rights during normal business hours to all books, records, contracts, instruments, computer data and other information which relates to the assets or liabilities or business of the other. Information may be required under this
Section 6 for, without limitation, audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations.


         Each party shall hold and shall cause its officers, employees, agents, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel by other requirements of law, all non-public information concerning the other party furnished by such other party or its representatives pursuant to this Agreement or which have been retained by such party and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisor, bankers and other consultants and advisors who agree to be bound by the provisions of this Section 6. Each party shall be deemed to have satisfied its obligation to hold confidential the information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidential of its own similar confidential information.

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         7. FURTHER ASSURANCES. Each party will, without further consideration, at any time and from time to time after the date hereof, upon request of the other party, promptly do, execute, acknowledge, obtain and deliver any and all instruments as may reasonably be required for the purpose of vesting in Access Beyond the full right, title and interest of Penril in the Assigned Assets, enabling Access Beyond to perform its obligations under the Assigned Assets and Assumed Liabilities and to carry out the intent and purposes of this Agreement.

         8. BINDING EFFECT. This Agreement will be binding upon and will inure to the benefit of Penril and Access Beyond and their respective successors and permitted assigns.

         9. MISCELLANEOUS. Captions and section headings are for convenience only, are not a part of this Agreement, and may not in any way be used in construing it. Any failure by any party to comply with any of the obligations set forth in this Agreement may be waived by the other party, but any such waiver must be in writing and will not be deemed a waiver of any other obligation, agreement or condition contained in this Agreement.

         10. AMENDMENTS. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect except by a written instrument signed by the parties to this Agreement.

         11. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles.


             IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                                                PENRIL DATACOMM NETWORKS, INC.


                                                By:
                                                   ----------------------------

                                                Its:
                                                   ----------------------------

                                                ACCESS BEYOND, INC.


                                                By:
                                                   -----------------------------

                                                Its:
                                                   -----------------------------


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